Exhibit 10.1
October 30, 2026

Mr. David Ruppel
[Mailing address and email address redacted]

Dear David:

On behalf of the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc. (“CVG” or the “Company”), I am pleased to inform you that the independent directors of the Board unanimously appointed you, effective November 9, 2026, (1) the President and Chief Executive Officer of the Company, and (2) a member of the Board. A record of our commitment is set forth below:

Job Title:    President and Chief Executive Officer. This position is based in our New Albany, Ohio headquarters facility.

Start Date:         November 9, 2026 (the “Start Date”).

Salary:    $700,000 annualized. This is a salaried exempt position as defined by the Fair Labor Standards Act.

Annual Review:    Performance and executive compensation reviews are expected to take place annually beginning March/April 2028, and market adjustments are made as warranted by the executive benchmark data, with such merit increases and adjustments being subject to review and approval by the Compensation Committee of the Board (the “Compensation Committee”).

Management Incentive:    You will be eligible for a discretionary annual incentive award under the Company’s annual incentive plan (the “AIP”) targeted at 100% of your base salary.

Performance Bonus:    The current AIP metrics are financial in nature and are based on Revenue, Operating Income Margin, and Free Cash Flow performance. Annual payouts may range from 0% - 200% depending on performance versus plan.

Signing Incentives:    Walkaway Benefits from your Current Employer

1.Bonus: CVG will pay you a pro-rata amount of your bonus for 2026 that you would have earned at your current employer through your start date of employment at CVG. Such bonus amount will be paid on or about March 15, 2027.
2.Make-Whole Equity Awards: On the Start Date, CVG will grant you the following awards in respect of the unvested equity awards from your current employer, Littelfuse, Inc. (“Littelfuse”), listed on Exhibit A hereto that you forfeit upon your resignation from Littelfuse (the “Make-Whole Awards”): (a) a number of restricted shares of CVG common stock equal to (i) the sum of (A) the number of forfeited Littelfuse restricted stock units listed on Exhibit A multiplied by the closing price of Littelfuse common stock on the Start Date, plus (B) the number of forfeited unvested Littelfuse stock options listed on Exhibit A multiplied by the excess, if any, of the closing price of Littelfuse common stock on the Start Date over the exercise price of such options, divided by (ii) the closing price of CVG common stock on the Start Date, which restricted shares will vest 50% on the first anniversary and 50% on the second anniversary of the grant date; and (b) a performance share award with a target number of shares of CVG common stock equal to the target number of forfeited Littelfuse performance share units listed on Exhibit A multiplied by the closing price of Littelfuse common stock on the Start Date, divided by the closing price of CVG common stock on the

Start Date. The number of performance shares earned will range from 0% to 200% of target based on CVG’s relative total shareholder return for the performance period from January 1, 2027 through December 31, 2028, and any performance shares earned will vest on December 31, 2028 and be delivered in settlement following the Compensation Committee’s certification of performance. All share numbers will be rounded down to the nearest whole share.

Relocation Expenses:    In connection with your relocation to our headquarters in New Albany, Ohio, and associated expenses, you will receive a one-time net cash payment of $60,000 within the first 30 days of your start date. The initial value of this incentive is recoverable if you resign or are terminated for cause within 18 months of your start date. The amount recoverable will be equal to 1/18th of the award for each full month left in the repayment window at the time of separation.

Long Term Incentives:    You will be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during your employment term for which executives are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the Compensation Committee from time to time.

    Awards under the plan may be issued in restricted stock, restricted stock units, restricted cash or performance shares or performance cash under terms and conditions that are no less favorable than those awards granted to executives of the Company.

The target award and award design are determined annually by the Compensation Committee and may include a restricted share component which vests ratably over a three-year period and a three-year cliff vested cash and stock based performance component. The current performance-based component is tied to the achievement of annual EBITDA objectives and stock price performance.

Total target compensation is subject to annual review and approval by the Compensation Committee but will be no less than $3,000,000 each calendar year (your initial equity grant described below counting towards this target for 2027). For the 2026/2027 Plan year, your total equity awards equal to $1,600,000 will be granted as follows:
•40%, or $640,000, will be granted in the form of time vested restricted shares granted on the Start Date, with the number of shares determined by dividing $640,000 by the closing price of CVG common stock on the Start Date (rounded down to the nearest whole share), and vesting ratably on March 31, 2028, 2029, and 2030; and
•60%, or $960,000, will be granted on the Start Date in the form of performance shares, with the target number of shares determined by dividing $960,000 by the closing price of CVG common stock on the Start Date (rounded down to the nearest whole share). The number of performance shares earned will range from 0% to 200% of target based on performance over the performance period from January 1, 2027 through December 31, 2029, measured using the same performance measures, weightings, goals and payout methodology established by the Compensation Committee for the performance share awards granted to the Company’s other executive officers in March or April 2027, and any performance shares earned will vest on December 31, 2029 and be delivered in settlement following the Compensation Committee’s certification of performance.
This 2026/2027 total equity award will be granted on the Start Date. For avoidance of doubt, you will not receive an equity award in 2027.

Inducement Awards: The Make-Whole Awards and the 2026/2027 equity award described above (together, the “Inducement Awards”) are being granted as a material inducement to your acceptance of employment with CVG, in reliance on the employment inducement exception under Nasdaq Listing Rule 5635(c)(4), and have been approved by the independent directors of the Board. The Inducement Awards will be granted outside of CVG’s Second Amended and Restated 2020 Equity Incentive Plan (the “Plan”), but will be subject to terms and conditions consistent with those of awards granted under the Plan. The Inducement Awards will be evidenced by award agreements in the forms approved by the Board, which will govern their terms, including their treatment upon a termination of your employment or a change in control. The Inducement Awards are conditioned on your commencement of employment with CVG on the Start Date.

Vacation:    Five (5) weeks of vacation per calendar year, accrued at a rate of 16.67 hours per month. Vacation is earned and must be used within each calendar year.

Personal Days:     You will be eligible for three (3) paid personal days per calendar year paid in accordance with company policy.

Holidays:         Ten, paid in accordance with our annual observation calendar.

Benefits:    Medical, Dental and Vision insurance is available for you and your eligible dependents. Coverage is effective the first day of the month following your date of hire. A pre-tax premium contribution will apply based on the type of coverage you select. CVG also offers supplemental critical care, accident, and hospital indemnity insurance. These benefits can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Group life insurance coverage equal to three (3) times your base salary is provided at no cost to you and with no medical exam required. This coverage is effective on the first day of the month following your date of hire. CVG also offers a supplemental life insurance benefit that can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Short term disability (STD) coverage applies after 180 days of employment and provides disability pay at 100% of your base salary for the first two weeks of an eligible disability and up to an additional 24 weeks at 60% of base salary. Long term disability (LTD) coverage takes effect following the exhaustion of your STD coverage.

Conditional Employment:    Employment is contingent upon successfully passing a drug screen test.

Eligibility:    This offer and continued employment are contingent upon your eligibility to work in the United States under the provisions of the Immigration Reform and Control Act of 1986 and providing the necessary documents to establish identity and employment eligibility to satisfactorily complete U.S. Citizenship and Immigration Services’ Form I-9.

401(k) Savings Plan:     All employees over the age of eighteen are automatically enrolled in the CVG 401(k) Plan on the first day of the month following 30 days of service unless they opt out. The Company matches 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan.

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Restrictive Covenants:    You are not eligible to sell CVG shares until you have achieved the required hold limit, except that the forfeiture of shares for purposes of satisfying income tax liability associated with vesting shares is permitted regardless of progress against the hold limit. The hold limit for the position of President and Chief Executive Officer is five times (5x) annual base pay. Any other restrictions on the sale of CVG shares will be provided for in the applicable equity plan document, grant agreement or company policies.

You are also subject to a twelve-month non-competition, non-solicitation covenant as will be further described in your Change in Control Agreement.

                            Accepted and acknowledged by:

/s/ William Johnson
William Johnson                        /s/ David Ruppel            October 30, 2026
Chairman of the Board of Directors                 David Ruppel            Date
Commercial Vehicle Group, Inc.

Exhibit A

Unvested Award	Units/Shares
PSUs/Performance Shares (at target)	3,211
RSUs	4,720
Additional Unvested Legacy Stock Options	1,112 options (exercise price $251.82 per share)